UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2006

Kforce Inc.

(Exact name of registrant as specified in its charter)

Florida	000-26058	59-3264661
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 East Palm Avenue, Tampa, Florida 33605

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (813) 552-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 is incorporated by reference into this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 2, 2006, Kforce Inc. and its subsidiaries (collectively, the “Firm”) entered into a Second Amended and Restated Credit Agreement (the “Credit Facility”), with a syndicate led by Bank of America, N.A. Under the Credit Facility, the Firm refinanced its indebtedness under its existing $100 million revolving credit facility. The Firm’s maximum borrowings under the Credit Facility are limited to $140 million, including a revolving loan tranche of up to $100 million (the “Revolving Loan Amount”), an additional revolving loan tranche (the “Additional Availability Amount”) of up to $25 million, and a $15 million sub-limit for letters of credit. Borrowings under the Credit Facility are limited to 85% of eligible accounts receivable, plus the lesser amount of $25 million or 20% of the net amount of eligible accounts receivable, minus certain minimum availability reserves. Outstanding borrowings under the Revolving Loan Amount bear interest at a rate of LIBOR plus 1.25% or Prime, and outstanding borrowings under the Additional Availability Amount bear interest at a rate of LIBOR plus 3% or Prime plus 1.25%. Letters of credit issued under the Credit Facility require the Firm to pay a fronting fee equal to .125% of the amount of each letter of credit issued, plus 1.25% per annum of the total letters of credit outstanding. To the extent that the Firm has unused availability under the Credit Facility, an unused line fee is required to be paid equal to 0.25% of the average unused balance on a monthly basis. The Firm was required to pay a closing fee of $375,000 upon entering into the Credit Facility and is also required to pay an annual administrative fee of $62,500. Borrowings under the Credit Facility are secured by substantially all of the assets of the Firm. Under the Credit Facility, the Firm is required to meet certain minimum availability and fixed charge coverage ratio requirements and is prohibited from making any dividend distributions. The Additional Availability Amount is reduced by $1.25 million per month beginning November 2006, until the Additional Availability Amount is entirely eliminated, which will result in its elimination no later than June 2008. The Credit Facility expires on November 3, 2011.

The foregoing summary of the Credit Facility is not complete and is qualified in its entirety by reference to the full text of the Credit Facility, which has been attached to this Current Report on Form 8-K as Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Second Amended and Restated Credit Agreement, dated October 2, 2006, between Kforce Inc. and its subsidiaries and Bank of America, N.A. and the other lenders thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KFORCE INC.
(Registrant)

October 2, 2006	By:	/s/ Joseph J. Liberatore
Joseph J. Liberatore Chief Financial Officer